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                           Regency Centers Corporation
                                  Press Release

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www.RegencyCenters.com                                   CONTACT: LISA PALMER
----------------------                                      (904) 598-7636
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              REGENCY CENTERS REPORTS ROBUST FOURTH QUARTER RESULTS
       Tenth Year as Public Company Capped by 8.3% 4th Quarter FFO Growth;
                       Annual Dividend Increased to $2.12

Jacksonville, Fla. (January 28, 2004) -- Regency Centers Corporation announced today financial and operating results for the quarter ended December 31, 2003.

Net income for common stockholders for the quarter was $53.3 million, $0.89 per diluted share, compared to $34.2 million and $0.58 per diluted share for the same period last year, a 53.4% per share growth rate. Net income for common stockholders for the year was $126.6 million, $2.12 per diluted share, compared to $107.7 million and $1.84 per diluted share for the year of 2002, a growth rate of 15.2%.

Regency reports Funds From Operations (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the fourth quarter, FFO was $55.9 million, or $0.91 per diluted share, compared to $51.7 million and $0.84 per diluted share for the same period last year, per share growth of 8.3%. For the full year, FFO was $181.8 million, or $2.97 per diluted share, a penny ahead of First Call consensus estimates, compared to $176.4 million and $2.87 per diluted share for 2002.

On October 1, 2003, NAREIT provided guidance regarding the calculation of FFO. This announcement clarified that original issuance costs associated with the redemption of preferred stock and impairment write-downs should be included in the calculation of FFO. The Company has historically added these items back to GAAP net income in calculating FFO.

In 2003 the Company reduced net income for common stockholders by $3.1 million for the original issuance costs associated with the redemption of $155 million of preferred units and the Company recognized an impairment write-down of $2.0 million. In accordance with NAREIT's clarification, these adjustments have been included in FFO for the year.

Portfolio Results

At December 31, 2003, Regency's total assets before depreciation were approximately $3.4 billion. At quarter end, the Company owned 265 shopping centers and single tenant properties, including those held in joint ventures, totaling 30.3 million square feet located in attractive markets across the nation. Occupancy of the operating portfolio at year end was 95.4%. Same property NOI growth was 3.1% for the quarter and 2.7% for the full year. Rent growth remained strong at 8.3% for the quarter and 9.5% for the year. During the quarter Regency completed 365 new and renewal lease transactions, including development properties, for a total of 1.2 million square feet. For the year, Regency has completed 1,346 transactions, leasing or renewing 4.7 million square feet.

 "2003 was our tenth year as a public company. We are pleased with our results and in the remarkable progress that we've made over the last decade. Our focused business strategy and customer-oriented operating systems have once again produced excellent results. We continue to create significant value from our disciplined development program and cost effectively fund the pipeline through sales of non-strategic assets as well as our joint ventures," said Martin E. Stein, Jr., Chairman and Chief Executive Officer. "We remain committed to executing strategies that will enhance Regency's sustainable FFO per share growth rate."

Capital Recycling - Investment and Disposition Activity

Regency started ten new projects during the quarter which represent an estimated $206 million of invested capital at completion and an estimated stabilized NOI yield of 10.3%. As of December 31, 2003, the Company had 38 properties under development for an estimated total net investment at completion of $571 million. The in-process developments are 61% funded and 76% leased, including tenant-owned GLA.

During the fourth quarter Regency sold five completed developments for a gross sales price of $75.2 million at an average cap rate of 7.8% with Regency's share of the sale being $56.8 million. The Company also sold eleven operating properties during the quarter at an average cap rate of 8.6%. The gross sales price was $169 million with Regency's share being $105.5 million. For the year, Regency sold a total of 33 operating and development properties for a gross sales price of $470 million at an average cap rate of 8.3%. Regency's share of the sales was $341 million.

Four of the eleven operating properties that were sold in the fourth quarter were sold to the joint venture with Macquarie CountryWide Trust of Australia. Regency will maintain a 25% ownership interest and will manage the properties on behalf of the joint venture. In October, Columbia Regency, LLC, the joint venture with the Oregon Public Employees Retirement Fund, purchased Clinton Park, a Giant-anchored center in the Washington D.C. area. The total assets in these two strategic ventures grew by $229 million in 2003 to a combined total of $707 million at year-end 2003.

Dividend

On January 28th, 2004, the Board of Directors approved a $0.04 dividend increase to $2.12 annually and declared a quarterly cash dividend of $0.53 per share, payable on February 25, 2004 to shareholders of record on February 11, 2004. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on March 31, 2004 to shareholders of record on March 1, 2004.

Conference Call

In conjunction with Regency's fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday January 29, 2004 at 10:00 a.m. EST on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2003 supplemental information package that may help investors estimate earnings for 2004. A copy of the Company's fourth quarter 2003 supplemental information will be available from the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended December 31, 2003. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.


Funds From Operations Reconciliation to Net Income--Actual Results

For the Periods Ended December 31, 2003 and 2002                        Three Months Ended                 Year to Date
                                                                    2003           2002                 2003            2002

Funds From Operations:

  Net income for common stockholders                             53,289,159      34,226,399          126,614,365      107,666,464
   Add (Less):
    Depreciation and amortization expense - real property        18,623,923      18,199,019           72,117,235       67,905,998
    Amortization of leasing commissions                           2,019,424       2,070,471            7,051,871        6,029,223
    (Gain) loss on sale of operating properties                 (19,243,813)     (4,257,436)         (27,001,037)     (10,826,676)
    Convertible preferred stock dividends                                 0         582,320                    0        2,858,204
    Minority interest of exchangeable partnership units           1,202,056         874,232            3,044,013        2,796,643

Funds from Operations                                            55,890,749      51,695,005          181,826,447      176,429,856


  Weighted Average Shares
  For Diluted FFO Per Share (000s)                               61,480,626      61,743,826           61,241,858       61,553,769

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation are $3.4 billion. As of December 31, 2003, the Company owned 265 retail properties, including those held in joint ventures, totaling 30.3 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

                                       ###

In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency's corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.